PIPER & MARBURY
                                            L.L.P.
                                     CHARLES CENTER SOUTH
                                   36 SOUTH CHARLES STREET
                                Baltimore, Maryland 21201-3018
                                         410-539-2530          WASHINGTON
                                      FAX: 410-539-0489        NEW YORK
                                                               PHILADELPHIA
                                                               EASTON


                                      February 27, 1997





The Govett Funds, Inc.
250 Montgomery Street
San Francisco, CA 94104

     Re:  Rule 24f-2 Notice

Ladies and Gentlemen:

     We have acted as special Maryland counsel to The Govett Funds, Inc. (the "Fund") in connection with the Company's filing of a Notice on Form 24F-2 pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, for the fiscal year ended December 31, 1996 (the "Rule 24f-2 Notice"). In that capacity, the Fund has requested that we render the opinion of counsel referred to in paragraph
(b)(1) of Rule 24f-2 under the Investment Company Act of 1940 in connection with the Fund's filing of the Rule 24f-2 Notice dated February 27, 1997 for the Fund's fiscal year ended December 31, 1996.

      In  response to the Fund's request, we have  examined
the  Fund's  charter, as amended, in a form represented  by
the  Secretary of the Fund to be complete, by-laws, a good-
standing  certificate  recently issued  by  the  SDAT,  the
corporate  action taken by the Fund that provides  for  the
issuance  of  the shares, a Certificate of Secretary  dated
the   date  hereof,  upon  which  we  have  relied  without
independent  verification, and such statutes,  regulations,
corporate  records, and documents that we deemed  necessary
or  advisable  for purposes of the following  opinion.   We
have  also relied on the statements contained in the Fund's
Rule  24f-2 Notice regarding the matters set forth therein.
In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

      On the basis of the foregoing and of such other legal considerations that we deemed relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you as follows:

            1.   The   Fund   is   a  corporation   duly
incorporated, validly existing and in good standing under the laws of the State of Maryland.

           2. The aggregate 27,156,789 shares of the Govett Emerging Markets Fund, Govett Global Income Fund,
Govett International Equity Fund, Govett Developing Markets
Bond  Fund,  Govett Smaller Companies Fund, Govett  Pacific
Strategy  Fund and Govett Latin America Fund portfolios  of
Common Stock of the Fund which the Fund reported in the Rule 24f-2 Notice as having been sold during its fiscal year ended December 31, 1996, and the 2,669,453 shares of such portfolios of Common Stock which the Fund reported in the Rule 24f-2 Notice as having been issued pursuant to dividend reinvestment plans, are legally issued, fully paid and nonassessable.

     We are admitted to practice under the laws of the State of Maryland and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. This opinion is being furnished to you solely for your benefit and may not be relied upon by any other person.

     We authorize Goodwin, Procter & Hoar LLP to rely on this opinion as though addressed to it, and, if necessary or appropriate, consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Rule 24f-2 Notice filed under Rule 24f-2 under the Investment Company Act of 1940 or any reference hereto in an opinion of Goodwin, Procter & Hoar LLP thereunder.

                              Very truly yours,


                              Piper & Marbury LLP